Exhibit 10.2

M/A-COM Technology Solutions Inc.

100 Chelmsford Street

Lowell, MA 01851

Mr. Robert McMullan

607 Spring Valley Road

Morristown, NJ 07960

Re: Offer of Employment with M/A-COM Technology Solutions, Inc.

Dear Robert:

On behalf of M/A-COM Technology Solutions Inc., a Delaware corporation (the “Company”), I am pleased to invite you to join the Company as its SVP and CFO, reporting to John Croteau, President and CEO. This is an exempt position and you will be working out of our Lowell, MA office. Subject to the terms and conditions set forth in this letter, the effective date of your employment will be January 2, 2014.

The terms of this offer of employment are as follows:

1. At-Will Employment. You should be aware that your employment with the Company is for no specified period and constitutes “at-will” employment. As a result, you are free to terminate your employment at any time, for any reason or for no reason. Similarly, the Company is free to terminate your employment at any time, for any reason or for no reason. We request that, in the event of a resignation, you give the Company at least two weeks’ notice.

2. Base Salary. The Company will pay you a base salary starting at the rate of $11,923.07 per bi-weekly pay period, which is equivalent to $310,000.00 annually if 52 weeks of employment is completed. The first and last payment by the Company to you will be adjusted, if necessary, to reflect a commencement or termination date other than the first or last working day of a pay period.

3. Bonus Opportunity. You will be eligible to participate in a bonus plan, as may be established from time to time. Payments under the bonus plan will be based on achievement of Company and/or individual performance targets determined by the Company’s parent, M/A-COM Technology Solutions Holdings, Inc. (“Parent”), with a target bonus participation potential of 50% of your annualized salary and a maximum bonus participation potential of 100% of your annualized salary, subject to the plan(s) eligibility requirements and other terms and conditions under the plan(s), which may change from time to time. The terms and conditions of any such bonus plan and the circumstance under which a bonus is earned are within the sole discretion of the Company.

4. Restricted Stock Unit Award. As you may be aware, Parent maintains a 2012 Omnibus Stock Plan (“Plan”) to provide certain employees and other service providers with long-term compensation opportunities in the form of equity-based employment incentives. Subject to your beginning employment with the Company and to approval by Parent’s Board of Directors, you will be granted a restricted stock unit award under the Plan (the “Award”). Assuming your start date with the Company is no later than January 15, 2014, the Award will cover a total number of shares of Parent common stock having a grant date aggregate dollar value (calculated in accordance with Parent’s policies, which may or may not use an average trading price for Parent’s stock over a period Parent deems relevant and which may be changed from time to time by Parent without notice) of approximately $560,000, and shall provide that approximately 11.76% of the total Award shares shall vest and settle on or about May 15, 2014, 35.29% of the total Award shares shall vest and settle on or about May 15, 2015, 35.29% of the total Award shares shall vest and settle on or about May 15, 2016, and 17.65% of the total Award shares shall vest and settle on or about May 15, 2017, subject in each case to your continued employment with the Company or one of its subsidiaries through such date. The aggregate grant date value of the Award and its vesting schedule may be adjusted by Parent if your start date with the Company is after January 15, 2014. The Award shall be subject to the terms and conditions of the Plan and related award agreement. No right to any stock is earned or accrued until such time as vesting occurs, nor does the grant confer any right to continued vesting or employment. Please be advised that upon vesting and settlement of the Award, you may be required to pay applicable tax withholdings. Please consult with your personal tax advisor to properly plan for related tax liabilities associated with the Award.

5. Other Equity Incentives. It is the current practice of Parent’s Board of Directors to grant long-term compensation opportunities to certain employees in the form of annual equity. The current practice is to grant annual equity values, which are a factor of each individual’s base salary and target bonus and position with the Company. That target percentage would be approximately 85% in your case. Any future annual equity awards will be subject to the approval by the Parent’s Board of Directors (or a committee thereof), and the Parent’s Board of Directors may choose to change its current practice at any time.

6. Relocation. You will be eligible to receive relocation benefits through our Executive Homeowner Package managed by Mobility Services International (MSI), subject to the terms and conditions of the program and this offer letter. The maximum amount you may receive through this program, including the impact of any tax gross-up, is $200,000.00. The Company requires that you reimburse it for all relocation benefits provided in the event that you voluntarily terminate your employment with the Company within 2 years following your first date of employment, and you will be asked to execute further documentation to this effect as a condition of receipt of these benefits. The intent of this provision is not that these benefits are being loaned to you by the Company, but rather that they will be paid to you with an expectation of securing your services for the applicable period, such that by voluntarily terminating your employment prior to the end of the period you will also be agreeing to forfeit them to the Company as a contractual “clawback” of benefit amounts you were paid but did not earn.

7. Benefits. During the term of your employment, you will be eligible, provided that you meet the eligibility requirements of the relevant plans and policies, for the Company’s standard employee benefits applicable to employees at your level, including the Parent Employee Stock Purchase Plan, health, dental, vision, life, short and long-term disability insurance and 401(k) plan. You will also accrue paid time off pursuant to the Company’s standard policies, at an annual accrual rate of up to 16 days of paid time off per year, which is prorated based upon your start date. The Company reserves the right to change the benefits it offers or the terms of such benefits from time to time.

8. Tax Withholdings. All payments and benefits provided pursuant to this offer will be subject to withholding of applicable taxes as required by applicable law.

9. Immigration Laws. This offer of employment is contingent on your providing proper documentation of your identity and authorization to work in the United States under applicable immigration laws, as required by Form I-9 of the US Department of Homeland Security.

10. Employee Confidentiality and Invention Assignment Agreement. As a condition of this offer of employment, you will be required to promptly complete, sign and return the Company’s standard form of employee confidentiality and invention assignment agreement (the “ECIA”). This offer is also contingent on your completing the company’s standard Employment Application.

11. No Conflicts. In this position, you will be expected to devote your full business time, attention and energies to the performance of your duties with the Company. We also require that, before signing this letter, you disclose to the Company any and all agreements relating to your prior employment that may affect your eligibility to be employed by the Company or limit the manner in which you may be employed. It is the Company’s understanding that you have no such agreements or that any such agreements will not prevent you from performing the duties of your position in any respect, and you hereby represent that such is the case.

12. General. This offer letter and the ECIA, when signed by you, set forth the terms of your employment with the Company and supersede any and all prior representations and agreements made to or with you by the Company, any of its predecessors or affiliates, or any of their respective employees or agents, whether written or oral. As a Company employee, you will also be expected to abide by Company rules and regulations, whether set forth in a Company-approved employee handbook or otherwise, that may be modified from time to time. In the event of a conflict between the terms and provisions of this offer letter and the ECIA, the terms and provisions of the ECIA will control. Any amendment of this offer letter or any waiver of a right under this offer letter must be set forth in a writing signed by you and an authorized officer of the Company to be effective. The law of the state in which you are employed will govern this offer letter. In the event of any dispute or claim relating to or arising out of our employment relationship, you and the Company agree that we are both waiving any and all rights to a jury trial in connection with such dispute or claim. This offer is contingent on satisfactory completion of reference checks and company’s employment background checks.

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We look forward to you joining the Company. If the foregoing terms are agreeable, please indicate your acceptance by signing this offer letter in the space provided below and returning it to me, along with your completed and signed ECIA.

Sincerely, M/A-COM Technology Solutions Inc.

By:	/s/ William Van Anglen
William Van Anglen
Vice President of Human Resources

Date: December 11, 2013

AGREED TO AND ACCEPTED:

“Employee”

/s/ Robert McMullan
Robert McMullan

Date: December 11, 2013

Enclosures:

    ECIA